Exhibit 99.2

WildHorse Resource Development Corporation

Unaudited Pro Forma Combined Financial Statements

Introduction

WildHorse Resource Development Corporation is a publicly traded Delaware corporation, the common shares of which are listed on the New York Stock Exchange (“NYSE”) under the symbol “WRD.” Unless the context requires otherwise, references to “we,” “us,” “our,” “WRD,” or “the Company” are intended to mean the business and operations of WildHorse Resource Development Corporation and its consolidated subsidiaries. We are an independent oil and natural gas company focused on the acquisition, exploitation, development and production of oil, natural gas and NGL resources.

Reference to “WHR II” or our “predecessor” refers to WildHorse Resources II, LLC, together with its consolidated subsidiaries. Reference to “Esquisto I” refers to Esquisto Resources, LLC. Reference to “Esquisto II” refers to Esquisto Resources II, LLC. Reference to “Acquisition Co.” refers to WHE AcqCo., LLC, an entity that acquired certain producing properties and undeveloped acreage from Clayton Williams Energy, Inc. (“Burleson North Acquisition”) on December 19, 2016.

Our predecessor’s financial statements were retrospectively recast due to common control considerations. Because WHR II, Esquisto I, Esquisto II and Acquisition Co. were under the common control of NGP, the sale and contribution of the respective ownership interests were accounted for as a combination of entities under common control, whereby the assets and liabilities sold and contributed were recorded based on historical cost.

On May 10, 2017, we, through our wholly owned subsidiary, WHR Eagle Ford LLC (“WHR EF”), entered into a Purchase and Sale Agreement (the “First Acquisition Agreement”) by and among WHR EF, as purchaser, and Anadarko E&P Onshore LLC (“APC”), Admiral A Holding L.P., TE Admiral A Holding L.P. and Aurora C-I Holding L.P. (collectively, “KKR” and, together with APC, the “First Sellers”), as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (the “Purchase”). Also on May 10, 2017, WHR EF entered into a Purchase and Sale Agreement (together, with the First Acquisition Agreement, the “Acquisition Agreements”), by and among WHR EF, as purchaser, and APC and Anadarko Energy Services Company (together, with APC, the “APC Subs” and together, with the First Sellers, the “Sellers”), as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (together, with the Purchase, the “Acquisition”).

Pursuant to the Acquisition Agreements, on June 30, 2017, we acquired oil and gas working interests covering approximately 111,000 aggregate net acres and the associated production therefrom. The aggregate purchase price for the assets, as described in the Acquisition Agreements, subject to customary adjustments as provided in the Acquisition Agreements, consisted of an aggregate of approximately $533.6 million of cash to the APC Subs and approximately 5.5 million shares of our common stock valued at approximately $60.8 million to KKR (in the aggregate, the “Adjusted Purchase Price”). The common stock consideration price payable to KKR issued pursuant to a Stock Issuance Agreement that was executed, on May 10, 2017 (the “Stock Issuance Agreement”), by and among us and KKR. We and KKR made customary representations, warranties and covenants in the Stock Issuance Agreement. The closing of the common stock issuance was conditioned upon and occurred simultaneous with the closing of the Acquisition. WHR EF and the Sellers made customary representations, warranties and covenants in the Acquisition Agreements. The Sellers made certain additional customary covenants, including, among others, covenants to conduct its business in the ordinary course between the execution of the Acquisition Agreements and the closing of the Acquisition and not to engage in certain kinds of transactions during that period, subject to certain exceptions. The Sellers agreed not to take certain specified actions without our consent during the time between execution of the Acquisition Agreements and the closing of the Acquisition.

An affiliate of The Carlyle Group, L.P. (“Carlyle”) agreed to purchase $435 million of Preferred Stock from WRD. The remainder of the acquisition price was funded by borrowings under WRD’s revolving credit facility. The unaudited pro forma combined statements of operations of the Company include pro forma adjustments to give effect to the following as if they had occurred on the dates indicated:

•	for the year ended December 31, 2016, the Burleson North Acquisition as if it had been completed as of January 1, 2016;

•	for the year ended December 31, 2016, the Acquisition as if it had been completed as of January 1, 2016; and

•	for the six months ended June 30, 2017, the Acquisition as if it had been completed as of January 1, 2016.

The unaudited pro forma combined statements of operations of the Company are based on (i) the audited financial statements of the Company for the year ended December 31, 2016, as included on the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 31, 2017; (ii) the unaudited financial statements of the Company for the six months ended June 30, 2017, included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on August 10, 2017; (iii) the audited historical statements of revenues and direct operating expenses of the Burleson North Acquisition for the nine months ended September 30, 2016, as incorporated by reference into the Company’s Form 8-K filed with the SEC on December 22, 2016; (iv) the audited and unaudited historical statements of revenues and direct operating expenses of the APC Acquisition for the year ended December 31, 2016 and the three months ended March 31, 2017, as included as an exhibit to the Company’s Form 8-K filed with the SEC on July 7, 2017; (v) the audited and unaudited historical statements of revenues and direct operating expenses of the KKR Acquisition for the year ended December 31, 2016 and the three months ended March 31, 2017, as included as an exhibit to the Company’s Form 8-K filed with the SEC on July 7, 2017; and (vi) certain pro forma adjustments reflected in the pro forma financial statements below.

The pro forma data presented reflects events directly attributable to the above described transactions and certain assumptions that the Company believes are reasonable. The pro forma adjustments are based on currently available information and certain estimates and assumptions. Therefore, the actual adjustments may differ from the pro forma adjustments. However, management believes that the pro forma assumptions provide a reasonable basis for presenting the significant effects of the transactions as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma combined financial statements.

The unaudited pro forma combined financial statements and related notes are presented for illustrative purposes only. If the Burleson North Acquisition or the Acquisition and the related financing transactions contemplated herein had occurred in the past, the Company’s operating results might have been materially different from those presented in the unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements should not be relied upon as an indication of operating results that the Company would have achieved if the acquisitions and other transactions contemplated herein had taken place on the specified date. In addition, future results may vary significantly from the results reflected in the unaudited pro forma statements of operations and should not be relied on as an indication of the future results of the Company.

The unaudited pro forma combined financial statements should be read in conjunction with the notes thereto and with the audited and unaudited historical financial statements and related notes of the Company filed with the SEC, as well as the other audited and unaudited historical statements of revenues and direct operating expenses filed with the SEC.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE YEAR ENDED

DECEMBER 31, 2016

(in thousands)

	WRD Historical	Burleson North Acquisition Historical (1)	Burleson North Acquisition Adjustments (2)	APC Acquisition Historical	KKR Acquisition Historical	Financing and Other Adjustments		WRD Pro Forma
Revenues:
Oil sales	$75,938	$34,571	$10,583	$66,585	$21,746	$—		$209,423
Natural gas sales	43,487	1,812	646	4,299	530	—		50,774
NGL sales	5,786	810	318	5,179	821	—		12,914
Other income	2,131	—	—	—	—	—		2,131

Total operating revenues	127,342	37,193	11,547	76,063	23,097	—		275,242

Operating expenses:
Lease operating expenses	12,320	12,966	2,443	24,660	3,014	(10,178)	(a)	45,225
Gathering, processing and transportation	6,581	—	1,244	—	—	10,178	(a)	18,003
Gathering system operating expense	99	—	—	—	—	—		99
Taxes other than income tax	6,814	3,546	(182)	4,664	1,414	—		16,256
Depreciation, depletion and amortization	81,757	—	19,115	—	—	26,576	(c)	127,448
General and administrative	23,973	—	—	—	—	—		23,973
Exploration expense	12,026	—	—	—	—	—		12,026

Total operating expense	143,570	16,512	22,620	29,324	4,428	26,576		243,030

Income (loss) from operations	(16,228)	20,681	(11,073)	46,739	18,669	(26,576)		32,212
Other income (expense):
Interest expense, net	(7,834)	—	—	—	—	(3,556)	(d)	(11,656)
						(266)	(e)
Debt extinguishment costs	(1,667)	—	—	—	—	—		(1,667)
Gain (loss) on derivative instruments	(26,771)	—	—	—	—	—		(26,771)
Other income (expense)	(151)	—	—	—	—	—		(151)

Total other income (expense)	(36,423)	—	—	—	—	(3,822)		(40,245)

Income (loss) before income taxes	(52,651)	20,681	(11,073)	46,739	18,669	(30,398)		(8,033)
Income tax benefit (expense)	5,575	—	—	—	—	(686)	(f)	4,889

Net income (loss)	(47,076)	20,681	(11,073)	46,739	18,669	(31,084)		(3,144)
Net income (loss) attributable to previous owners	(2,681)	20,681	(11,073)	45,079	18,013	(29,098)	(g)	40,921
Net income (loss) attributable to predecessor	(33,998)	—	—	—	—	—		(33,998)

Net income (loss) available to WildHorse Resource Development	$(10,397)	$—	$—	$1,660	$656	$(1,986)		$(10,067)
Preferred stock dividends	—	—	—	—	—	19,870	(h)	19,870

Net income (loss) available to common shareholders	$(10,397)	$—	$—	$1,660	$656	$(21,856)		$(29,937)

Earnings per common share:
Basic	$(0.11)							$(0.31)

Diluted	$(0.11)							$(0.31)

Weighted-average common shares outstanding:
Basic	91,327							96,845

Diluted	91,327							96,845

(1)	Represents the nine months ended September 30, 2016.
(2)	Represents activity from the Burleson North Acquisition from October 1, 2016 through December 19, 2016, the date of acquisition.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS FOR THE SIX MONTHS

ENDED JUNE 30, 2017

(in thousands)

	WRD Historical	APC Acquisition Historical (1)	KKR Acquisition Historical (1)	Financing and Other Adjustments		WRD Pro Forma
Revenues:
Oil sales	$92,040	$16,741	$4,975	$20,441		$134,197
Natural gas sales	25,422	1,214	122	1,141		27,899
NGL sales	6,067	1,621	238	1,654		9,580
Other income	936	—	—	61		997

Total operating revenues	124,465	19,576	5,335	23,297		172,673

Operating expenses:
Lease operating expenses	13,765	6,244	622	(66)	(a)	20,565
Gathering, processing and transportation	3,642	—	—	4,515	(a)	8,157
Gathering system operating expense	44	—	—	—		44
Taxes other than income tax	8,408	1,507	334	1,108	(b)	11,357
Depreciation, depletion and amortization	59,672	—	—	10,786	(c)	70,458
General and administrative	17,531	—	—	—		17,531
Exploration expense	13,119	—	—	—		13,119

Total operating expense	116,181	7,751	956	16,343		141,231

Income (loss) from operations	8,284	11,825	4,379	6,954		31,442
Other income (expense):
Interest expense, net	(12,204)	—	—	(1,743)	(d)	(14,013)
				(66)	(e)
Debt extinguishment costs	11	—	—	—		11
Gain (loss) on derivative instruments	77,407	—	—	—		77,407
Other income (expense)	13	—	—	—		13

Total other income (expense)	65,227	—	—	(1,809)		63,418

Income (loss) before income taxes	73,511	11,825	4,379	5,145		94,860
Income tax benefit (expense)	(26,893)	—	—	(7,577)	(f)	(34,470)

Net income (loss) available to WildHorse Resources	$46,618	$11,825	$4,379	$(2,432)		$60,390
Preferred stock dividends	73	—	—	13,675	(h)	13,748
Undistributed earnings allocated to preferred stock	434	—	—	11,420	(i)	11,854

Net income (loss) available to common shareholders	$46,111	$11,825	$4,379	$(27,527)		$34,788

Earnings per common share:
Basic	$0.49					$0.35

Diluted	$0.49					$0.35

Weighted-average common shares outstanding:
Basic	93,452					98,940

Diluted	93,452					98,940

(1)	Represents the three months ended March 31, 2017.

WILDHORSE RESOURCE DEVELOPMENT CORPORATION

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Pro Forma Presentation

On May 10, 2017, we, through our wholly owned subsidiary, WHR Eagle Ford LLC (“WHR EF”), entered into a Purchase and Sale Agreement (the “First Acquisition Agreement”) by and among WHR EF, as purchaser, and Anadarko E&P Onshore LLC (“APC”), Admiral A Holding L.P., TE Admiral A Holding L.P. and Aurora C-I Holding L.P. (collectively, “KKR” and, together with APC, the “First Sellers”), as sellers, to acquire certain acreage and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (the “Purchase”). Also on May 10, 2017, WHR EF entered into a Purchase and Sale Agreement (together, with the First Acquisition Agreement, the “Acquisition Agreements”), by and among WHR EF, as purchaser, and APC and Anadarko Energy Services Company (together, with APC, the “APC Subs” and together, with the First Sellers, the “Sellers”), as sellers, to acquire certain acres and associated production in Burleson, Brazos, Lee, Milam, Robertson, and Washington Counties, Texas (together, with the Purchase, the “Acquisition”).

The unaudited pro forma combined financial information has been derived from the Company’s historical consolidated and combined financial statements. The unaudited pro forma combined statements of operations for the six months ended June 30, 2017 and the year ended December 31, 2016 each give effect to the Acquisition as if it had been completed on January 1, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 also gives effect to the Burleson North Acquisition as if it had been completed on January 1, 2016.

The unaudited pro forma combined financial statements reflect pro forma adjustments that are described in Note 3 below and are based on available and certain assumptions that the Company believes are reasonable. However, actual results may differ from those reflected in these statements. In our opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what the financial position or results of operations would have been if the transaction had actually occurred on the dates indicated above, nor are they indicative of our future financial position or results of operations. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and our related notes for the periods presented.

Note 2. Preliminary Purchase Price Allocation

We account for third-party acquisitions, including the Acquisition, under the acquisition method. The assets acquired and the liabilities assumed in the Acquisition have been measured at fair value based on various estimates. These estimates are based on key assumptions related to the business combination, including reviews of publicly disclosed information for other acquisitions in the industry, historical experience of the companies, data that was available through the public domain and due diligence reviews of the acquiree businesses. Acquisition-related transaction costs and acquisition-related restructuring charges are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred.

Total
Consideration:
Cash	$533,609
Common stock	60,754

Total consideration	$594,363

Proved oil and gas properties	$264,144
Unproved oil and gas properties	333,778
Accounts receivable	967
Asset retirement obligations	(2,500)
Accrued liabilities	(2,026)

Total identifiable net assets	$594,363

The allocation of the preliminary purchase price to the fair values of assets acquired and liabilities assumed includes pro forma adjustments to reflect the fair values of the Acquisition’s assets and liabilities at the time of the completion of the Acquisition. The final allocation of the purchase price could differ materially from the preliminary allocation. As such, we expect to finalize the allocation of the purchase price as soon as practicable.

Note 3. Pro Forma Adjustments and Assumptions

The following pro forma adjustments have been applied to the Company’s historical combined statement of operations to depict the Company’s combined statements of operations as if the Burleson North Acquisition and the Acquisition had occurred on January 1, 2016. No further pro forma balance sheet information is required, since the acquisition is fully reflected in the Company’s historical balance sheet. The pro forma adjustments are based on currently available information and assumptions that management believes to be appropriate in the circumstances.

Unaudited Pro Forma Combined Statements of Operations

The following adjustments were made in the preparation of the unaudited pro forma combined statements of operations for the six months ended June 30, 2017 and year ended December 31, 2016:

a.	Pro forma adjustment to reflect lease operating expenses and gathering, processing and transportation expenses. Also includes adjustment to reclass gathering, processing and transportation from lease operating expenses to conform to our presentation.

b.	Pro forma adjustment to reflect production and other taxes.

c.	Pro forma adjustment to reflect the depletion and depreciation on property, plant and equipment and the accretion expense on asset retirement obligations.

d.	Pro forma adjustment to reflect the incurrence of interest expense on $101.0 million of additional borrowings under our revolving credit facility used to fund the Acquisition. For the six months ended June 30, 2017 and year ended December 31, 2016, pro forma interest expense was based on a weighted-average interest rate of 3.48% and 3.52%, respectively. The table below represents the effects of a one-eighth percentage point change in the interest rate on the pro forma interest associated with these additional borrowings (dollars in thousands):

	Interest Rate	Pro Forma Interest
For the Six Months Ended June 30, 2017:
Weighted-average interest rate	3.480%	$1,743
Weighted-average interest rate—increase 0.125%	3.605%	$1,806
Weighted-average interest rate—decrease 0.125%	3.355%	$1,681

For the Year Ended December 31, 2016:
Weighted-average interest rate	3.520%	$3,556
Weighted-average interest rate—increase 0.125%	3.645%	$3,682
Weighted-average interest rate—decrease 0.125%	3.395%	$3,430

e.	Pro forma adjustment to reflect the amortization of deferred financing costs as if the borrowing costs associated with the Acquisition were incurred on January 1, 2016.

f.	Pro forma adjustment to reflect the estimated income tax effects of the Acquisition. The Texas Margins Tax (“TMT”) statutory rate of 0.75% was used for the periods prior to the closing of our initial public offering on December 19, 2016. For periods subsequent to our initial public offering, we are using a combined statutory rate of 35.49% for both federal taxes and the TMT.

g.	Pro forma adjustment reflecting allocation of net income (loss) prior to our initial public offering to previous owners.

h.	Adjustment reflecting 6% dividend paid-in-kind for the year ended December 31, 2016 and the six months ended June 30, 2017, compounded quarterly, excluding any historical dividends.

i.	Adjustment reflecting the proportionate share of undistributed net income attributable to preferred stock, excluding any historically reported undistributed net income attributable to preferred stock.

Note 4. Earnings per share

The following sets forth the calculation of earnings (loss) per share (“EPS”), for the year ended December 31, 2016 and the six months ended June 30, 2017 (in thousands, except per share amounts). In the calculation of basic net income (loss) per share attributable to common stockholders, participating securities are allocated earnings based on actual dividend distributions received plus a proportionate share of undistributed net income attributable to common stockholders, if any, after recognizing distributed earnings. The Company’s participating securities do not participate in undistributed net losses because they are not contractually obligated to do so.

	For the Year Ended December 31, 2016
	(Historical)	(Pro Forma)
Numerator:
Net income (loss) available to WildHorse Resources	$(10,397)	$(10,067)
Less: Preferred stock dividends	—	19,870

Net income (loss) available to common shareholders	$(10,397)	$(29,937)
Denominator:
Weighted-average common shares outstanding (in thousands)(1)	91,327	91,327
Common shares issued to KKR	—	5,518

Common shares used in basic EPS	91,327	96,845
Basic EPS	$(0.11)	$(0.31)

Diluted EPS(1)	$(0.11)	$(0.31)

(1)	The Company used the two-class method for both basic and diluted EPS. For the year ended December 31, 2016, 363 incremental shares were excluded from the calculation of diluted EPS under the treasury stock method due to their antidilutive effect as we were in a loss position and 32,725 shares were excluded in the calculation of diluted EPS due to their antidilutive effect under the if-converted method.

	For the Six Months Ended June 30, 2017
	(Historical)	(Pro Forma)
Numerator:
Net income (loss) available to WildHorse Resources	$46,618	$60,390
Less: Preferred stock dividends	73	13,748
Less: Undistributed earnings allocated to preferred stock	434	11,854

Net income (loss) available to common shareholders	$46,111	$34,788
Denominator:
Weighted-average common shares outstanding (in thousands)(1)	93,452	93,452
Common shares issued to KKR	—	5,488

Common shares used in basic EPS	93,452	98,940
Basic EPS	0.49	$0.35

Diluted EPS(1)	$0.49	$0.35

(1)	The Company used the two-class method for both basic and diluted EPS. For the six months ended June 30, 2017, 308 incremental shares were excluded in the calculation of diluted EPS under the treasury stock method. For the historical and pro forma six months ended June 30, 2017, 173 shares and 33,714 shares were excluded in the calculation of diluted EPS, respectively, due to their antidilutive effect under the if-converted method.

Note 5. Supplemental Oil and Gas Information

Oil and Natural Gas Reserves

Users of this information should be aware that the process of estimating quantities of “proved” and “proved developed” oil and natural gas reserves is very complex, requiring significant subjective decisions in the evaluation of all available geological, engineering and economic data for each reservoir. The data for a given reservoir may also change substantially over time as a result of numerous factors including, but not limited to, additional development activity, evolving production history and continual reassessment of the viability of production under varying economic conditions. As a result, revisions to existing reserve estimates may occur from time to time. Although every reasonable effort is made to ensure reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various reservoirs make these estimates generally less precise than other estimates included in the financial statement disclosures.

Proved reserves are those quantities of oil and natural gas that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Our consolidated historical proved reserves as of December 31, 2016 were prepared by our internal engineers and audited by Cawley, Gillespie and Associates, Inc. (“Cawley”), our independent reserve engineers. APC’s proved reserves as of December 31, 2016 were prepared by their internal reservoir engineers. KKR’s proved reserves as of December 31, 2016 were prepared by their internal reservoir engineers. All proved reserves are located in the United States and all prices were determined and held constant in accordance with SEC rules.

The following tables set forth estimates of the quantities of oil, natural gas and NGL reserves as of December 31, 2016:

	Proved Oil Reserves (MBbls)
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	WRD Pro Forma
Proved developed and undeveloped reserves:
Beginning of the year	36,650	8,124	3,356	48,130
Extensions, discoveries and additions	18,870	156	105	19,131
Purchase of minerals in place	26,835	—	—	26,835
Sales of minerals in place	—	(508)	—	(508)
Production	(1,848)	(1,734)	(549)	(4,131)
Revisions of previous estimates	6,940	846	(1,136)	6,650

End of year	87,447	6,884	1,776	96,107

Proved developed reserves:
Beginning of year	7,503	7,291	1,849	16,643
End of year	19,192	6,884	1,776	27,852
Proved undeveloped reserves:
Beginning of year	29,147	833	1,507	31,487
End of year	68,255	—	—	68,255

	Proved Natural Gas Reserve (MMcf)
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	WRD Pro Forma
Proved developed and undeveloped reserves:
Beginning of the year	344,959	9,158	1,073	355,190
Extensions, discoveries and additions	32,782	55	26	32,863
Purchase of minerals in place	13,545	—	—	13,545
Sales of minerals in place	—	(450)	—	(450)
Production	(17,820)	(1,852)	(219)	(19,891)
Revisions of previous estimates	(48,364)	1,107	(180)	(47,437)

End of year	325,102	8,018	700	333,820

Proved developed reserves:
Beginning of year	142,990	9,000	795	152,785
End of year	145,880	8,018	700	154,598
Proved undeveloped reserves:
Beginning of year	201,969	158	278	202,405
End of year	179,222	—	—	179,222

	Proved Natural Gas Liquids Reserves (MBbls)
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	WRD Pro Forma
Proved developed and undeveloped reserves:
Beginning of the year	8,897	2,071	330	11,298
Extensions, discoveries and additions	2,606	12	8	2,626
Purchase of minerals in place	1,823	—	—	1,823
Sales of minerals in place	—	(102)	—	(102)
Production	(471)	(416)	(67)	(954)
Revisions of previous estimates	(1,981)	272	(58)	(1,767)

End of year	10,874	1,837	213	12,924

Proved developed reserves:
Beginning of year	2,235	2,035	245	4,515
End of year	3,765	1,837	213	5,815
Proved undeveloped reserves:
Beginning of year	6,662	36	85	6,783
End of year	7,109	—	—	7,109

	Oil (MBbls)	Natural Gas (MMcf)	NGL (MBbls)	Equivalent (Mboe)(1)
Proved developed and undeveloped reserves:
Beginning of the year	48,130	355,190	11,298	118,626
Extensions, discoveries and additions	19,131	32,863	2,626	27,234
Purchase of minerals in place	26,835	13,545	1,823	30,916
Sales in place	(508)	(450)	(102)	(685)
Production	(4,131)	(19,891)	(954)	(8,400)
Revisions of previous estimates	6,650	(47,437)	(1,767)	(3,023)

End of year	96,107	333,820	12,924	164,668

Proved developed reserves:
Beginning of year	16,643	152,785	4,515	46,622
End of year	27,852	154,598	5,815	59,433
Proved undeveloped reserves:
Beginning of year	31,487	202,405	6,783	72,004
End of year	68,255	179,222	7,109	105,234

(1)	This information is presented in barrels of oil equivalents, which is calculated at a rate of six thousand cubic feet of gas per one barrel of oil equivalent.

Noteworthy amounts included in the categories of proved reserve changes in the above tables include:

•	During 2016, extensions, discoveries and additions increased proved reserves by 4,131 MBoe and 22,809 MBoe related to drilling in the RCT field in Louisiana and Eagle Ford, respectively.

•	During 2016, purchase of minerals in place of 30,916 MBoe was primarily attributable to the Burleson North Acquisition.

•	During 2016, we had downward revisions of proved reserves of 3,102 MBoe, of which 711 MBoe related to commodity price changes and 2,391 MBoe was performance related.

•	During 2016, APC had downward revisions due to the effects of changes in commodity prices, changes in economic conditions and changes in reservoir performance.

•	During 2016, KKR had downward revisions due to the effects of changes in commodity prices.

A variety of methodologies are used to determine our proved reserve estimates. The principal methodologies employed are reservoir simulation, decline curve analysis, volumetric, material balance, advance production type curve matching, petro-physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates in substantially all of our fields.

Standardized Measure of Discounted Future Net Cash Flows from Proved Reserves

As required by the Financial Accounting Standards Board and SEC, the standardized measure of discounted future net cash flows presented below is computed by applying first-day-of-the-month average prices, year-end costs and legislated tax rates and a discount factor of 10 percent to proved reserves. We do not believe the standardized measure provides a reliable estimate of the Company’s expected future cash flows to be obtained from the development and production of its oil and gas properties or of the value of its proved oil and gas reserves. The standardized measure is prepared on the basis of certain prescribed assumptions including first-day-of-the-month average prices, which represent discrete points in time and therefore may cause significant variability in cash flows from year to year as prices change.

The pro forma standard measure of discounted future net cash flows in as follows:

	For the Year Ended December 31, 2016
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	Adjustments	WRD Pro Forma
Future cash inflows	$4,434,117	$314,492	$71,045	$—	$4,819,654
Future production costs	(1,220,067)	(144,088)	(29,457)	—	(1,393,612)
Future development costs	(1,146,632)	(46,476)	(2,760)	—	(1,195,868)
Future income tax expense	(442,285)	—	—	(32,523)	(474,808)

Future net cash flows for estimated timing of cash flows	1,625,133	123,928	38,828	(32,523)	1,755,366
10% annual discount for estimated timing of cash flows	(1,082,092)	(32,357)	(10,113)	8,371	(1,116,191)

Standardized measure of discounted future net cash flows	$543,041	$91,571	$28,715	$(24,152)	$639,175

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves

The following is a pro forma summary of the changes in the standardized measure of discounted future net cash flows for the proved oil and natural gas reserves during the year ended December 31, 2016:

	For the Year Ended December 31, 2016
	WRD Historical	APC Acquisition Historical	KKR Acquisition Historical	Adjustments	WRD Pro Forma
Beginning of year	$451,930	$139,003	$47,618	$—	$638,551
Sale of oil and natural gas produced, net of production costs	(104,596)	(46,739)	(18,668)	—	(170,003)
Purchase of minerals in place	188,317	—	—	—	188,317
Sales of minerals in place	—	(7,741)	—	—	(7,741)
Extensions and discoveries	168,796	3,531	1,848	—	174,175
Changes in income taxes, net	(206,817)	—	—	(24,152)	(230,969)
Changes in prices and costs	(57,034)	(39,583)	(13,616)	—	(110,233)
Previously estimated development costs incurred	15,067	—	11,756	—	26,823
Net changes in future development costs	11,985	(1,352)	249	—	10,882
Revisions of previous quantities	3,943	27,593	(4,827)	—	26,709
Accretion of discount	103,000	13,900	4,762	—	121,662
Change in production rates and other	(31,550)	2,959	(407)	—	(28,998)

End of year	$543,041	$91,571	$28,715	$(24,152)	$639,175